Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Reports 2019 Earnings

•	Delivers 2019 reported earnings of $2.37 per share.

•	Achieves 2019 earnings from ongoing operations of $2.45 per share, exceeding the forecast midpoint for the 10th year in a row.

•	Announces 2020 earnings forecast range of $2.40 to $2.60 per share, with a midpoint of $2.50.

•	Raises carbon emissions reduction goal to 80% from 2010 levels by 2050; advances prior 70% reduction goal by 10 years to 2040.

ALLENTOWN, Pa. (Feb. 14, 2020) – PPL Corporation (NYSE: PPL) on Friday (2/14) announced 2019 reported earnings (GAAP) of $1.75 billion, or $2.37 per share, compared with $1.83 billion, or $2.58 per share, in 2018.
The year-over-year decrease in reported earnings reflects special items related to unrealized gains and losses on foreign currency economic hedges.
Adjusting for special items, 2019 earnings from ongoing operations (non-GAAP) were $1.81 billion, or $2.45 per share, compared with 2018 ongoing earnings of $1.71 billion, or $2.40 per share.
The company exceeded the midpoint of its ongoing earnings forecast for the 10th straight year.
"As PPL enters its centennial year, I am proud of the positive impact we continue to make for our shareowners, customers and the communities we serve," said William H. Spence, PPL's chairman and chief executive officer.
"In 2019, we provided electricity and natural gas safely and reliably to more than 10 million customers," said Spence. "We delivered on our earnings commitments and paid more than $1 billion in dividends to shareowners. We invested more than $3 billion to strengthen grid resilience and advance a cleaner energy future. At the same time, we continued to provide award-winning customer satisfaction in each of the regions we serve by leveraging technology to improve service for our customers."
Looking ahead, Spence said the company plans to build on this momentum and extend its track record of operational excellence. He said PPL is committed to its long-term strategy to deliver best-in-sector operational performance, invest responsibly in a sustainable energy future, provide a superior customer experience, maintain a strong financial foundation, and engage and develop its people.
In addition to announcing fourth-quarter and 2019 earnings, the company announced a 2020 earnings forecast range of $2.40 to $2.60 per share, with a midpoint of $2.50 per share. PPL also updated its 2021 guidance range to $2.40 to $2.60 per share from the prior range of $2.50 to $2.80 per share, reflecting lower expected foreign currency exchange rate forecasts.
The company said it plans to invest about $14 billion across its U.S. and U.K. businesses over the next five years as it continues to make the grid smarter and more resilient and as it reshapes electricity networks to reliably and efficiently enable more distributed energy resources, including solar power and energy storage.
PPL also announced it has set a more aggressive carbon reduction goal of at least 80% from 2010 levels by 2050 and has accelerated its previous 70% goal by 10 years to 2040. PPL expects to achieve the reductions through a variety of actions. These include replacing Kentucky coal-fired generation over time with a mix of renewables and natural gas while meeting obligations to provide least-cost and reliable service to customers. In addition, the actions include steps across PPL's U.S. and U.K. businesses to improve energy efficiency and reduce emissions from vehicle fleets and substations.
Spence said the company believes its carbon reduction goals are both achievable and in the best interests of customers. He said the announced changes reflect the company's ongoing resource planning in Kentucky, including updated forecasts of energy costs. PPL's Kentucky subsidiary recently executed contracts to purchase up to 100 megawatts of solar energy. These contracts are pending regulatory approval.
On Friday (2/14), the company also demonstrated its continued commitment to dividend growth, announcing that it is increasing its common stock dividend to $0.4150 per share on a quarterly basis. The increased dividend will be payable April 1 to shareowners of record as of March 10, 2020. The increase, PPL's 18th in 19 years, raises the annualized dividend from $1.65 per share to $1.66 per share. PPL has paid a dividend in every quarter since 1946.
In addition to announcing its year-end earnings results, PPL reported fourth-quarter 2019 earnings of $364 million, or $0.48 per share, compared with reported earnings of $415 million, or $0.57 per share, in 2018. The decrease in reported earnings primarily reflects special items related to unrealized gains and losses on foreign currency economic hedges. Adjusting for special items, fourth-quarter 2019 earnings from ongoing operations were $431 million, or $0.57 per share, compared with $382 million, or $0.52 per share, in 2018.

Fourth-Quarter and Year-to-Date Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2019	2018	Change	2019	2018	Change
Reported earnings	$364	$415	(12)%	$1,746	$1,827	(4)%
Reported earnings per share	$0.48	$0.57	(16)%	$2.37	$2.58	(8)%

	4th Quarter			Year
	2019	2018	Change	2019	2018	Change
Earnings from ongoing operations	$431	$382	13%	$1,806	$1,705	6%
Earnings from ongoing operations per share	$0.57	$0.52	10%	$2.45	$2.40	2%

Fourth-Quarter and Year-to-Date Earnings by Segment

	4th Quarter		Year
Per share	2019	2018	2019	2018
Reported Earnings
U.K. Regulated	$0.26	$0.38	$1.33	$1.57
Kentucky Regulated	0.10	0.11	0.59	0.58
Pennsylvania Regulated	0.16	0.13	0.62	0.61
Corporate & Other	(0.04)	(0.05)	(0.17)	(0.18)
Total	$0.48	$0.57	$2.37	$2.58

	4th Quarter		Year
	2019	2018	2019	2018
Special items benefit (expense)
U.K. Regulated	$(0.09)	$0.06	$(0.07)	$0.21
Kentucky Regulated	—	—	—	(0.01)
Pennsylvania Regulated	—	—	—	(0.01)
Corporate & Other	—	(0.01)	(0.01)	(0.01)
Total Special Items	$(0.09)	$0.05	$(0.08)	$0.18

	4th Quarter		Year
	2019	2018	2019	2018
Earnings from Ongoing Operations
U.K. Regulated	$0.35	$0.32	$1.40	$1.36
Kentucky Regulated	0.10	0.11	0.59	0.59
Pennsylvania Regulated	0.16	0.13	0.62	0.62
Corporate and Other	(0.04)	(0.04)	(0.16)	(0.17)
Total	$0.57	$0.52	$2.45	$2.40

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL's reported earnings in 2019 included net special-item after-tax expenses of $60 million, or $0.08 per share, primarily from unrealized losses on foreign currency economic hedges. Reported earnings in 2018 included net special-item after-tax benefits of $122 million, or $0.18 per share, primarily from unrealized gains on foreign currency economic hedges.
PPL's reported earnings for the fourth quarter of 2019 included net special-item after-tax expenses of $67 million, or $0.09 per share, primarily from unrealized losses on foreign currency economic hedges. Reported earnings for the fourth quarter of 2018 included net special-item after-tax benefits of $33 million, or $0.05 per share, primarily from unrealized gains on foreign currency economic hedges.

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings in 2019 decreased by $0.24 per share compared with a year ago. Earnings from ongoing operations in 2019 increased by $0.04 per share. Factors impacting 2019 U.K. Regulated segment earnings results included $0.06 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher prices and higher pension income, partially offset by lower sales volumes.
Reported earnings in the fourth quarter of 2019 decreased by $0.12 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2019 increased by $0.03 per share. Factors impacting fourth-quarter U.K. Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher prices and higher pension income, partially offset by lower sales volumes.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2019 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in 2019 were consistent with 2018 results. Factors impacting 2019 Kentucky Regulated segment earnings results included $0.02 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher retail rates effective May 1, 2019, and lower income taxes, partially offset by lower sales volumes primarily due to weather, higher depreciation expense and higher interest expense.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2019 decreased by $0.01 per share compared with a year ago. Factors driving earnings results included higher operation and maintenance expense, lower sales volumes primarily due to weather, higher depreciation expense and higher interest expense, partially offset by higher retail rates effective May 1, 2019.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in 2019 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in 2019 were consistent with 2018 results. Factors impacting 2019 Pennsylvania Regulated segment earnings results included $0.03 per share from the effect of dilution. Excluding dilution, factors driving earnings results included returns on additional capital investments in transmission, partially offset by year-over-year differences in the impact of reduced income taxes in rates due to U.S. tax reform and higher depreciation expense.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2019 increased by $0.03 per share compared with a year ago. Factors impacting fourth-quarter Pennsylvania Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included returns on additional capital investments in transmission and lower operation and maintenance expense.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs. The financial results of Safari Energy are also reported within Corporate and Other.
Reported and ongoing earnings in 2019 increased by $0.01 per share compared with a year ago. Excluding special items, the year-over-year difference was primarily due to higher other income, partially offset by higher operation and maintenance expense.
Reported earnings in the fourth quarter of 2019 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2019 were consistent with 2018 results.

2020 Earnings Forecast

	2020 Forecast Midpoint	2019 Actual Earnings from Ongoing Operations
Per share
U.K. Regulated	$1.41	$1.40
Kentucky Regulated	0.59	0.59
Pennsylvania Regulated	0.63	0.62
Corporate and Other	(0.13)	(0.16)
Total	$2.50	$2.45

Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.

Effects of Equity Dilution
During 2019, PPL settled the remaining 43.25 million shares of common stock under two forward sale agreements completed in May 2018. Full settlement of these forward sale agreements occurred in November 2019. The shares issued in November 2019 are expected to result in 2020 dilution of $0.11 per share when compared to 2019 earnings per share results. Details regarding the $0.11 of dilution are as follows:

2020 Per-Share Dilution

U.K. Regulated	$(0.06)
Kentucky Regulated	(0.03)
Pennsylvania Regulated	(0.03)
Corporate and Other	0.01
Total	$(0.11)

(See the tables at the end of this news release for a reconciliation of 2019 reported earnings to earnings from ongoing operations.)

U.K. Regulated Segment
PPL projects comparable earnings in 2020 when measured against 2019. Excluding the effects of dilution and special items related to 2019 unrealized foreign currency economic hedges, PPL projects higher segment earnings in 2020 compared with 2019. This is expected to be driven by higher base demand revenues and higher foreign currency exchange rates, partially offset by lower true-up mechanisms, lower pension income and higher interest expense.
The 2020 foreign currency exposure for this segment is 90% hedged at an average rate of $1.48 per pound, compared to an average rate of $1.33 per pound in 2019.

Kentucky Regulated Segment
PPL projects comparable earnings in 2020 when measured against 2019. Excluding the effects of dilution, PPL projects higher segment earnings in 2020 compared with 2019. This is expected to be driven by higher retail rates, partially offset by higher depreciation expense and higher income tax expense.

Pennsylvania Regulated Segment
PPL projects comparable segment earnings in 2020 when measured against 2019. Excluding the effects of dilution, PPL projects higher segment earnings in 2020 compared with 2019. This is expected to be driven primarily by higher returns on transmission investments and lower operation and maintenance expense, offset by higher depreciation expense.

Corporate and Other
Excluding the effects of dilution, PPL projects lower reported costs in 2020 compared with 2019, driven primarily by lower expenses and other factors.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management's teleconference with financial analysts about fourth-quarter 2019 financial results at 10 a.m. Eastern time on Friday, Feb. 14. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 8923169. Callers can access the webcast link at http://pplweb.investorroom.com/ under "Events."

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any forward-looking statements should be considered in light of these important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$815	$621
Accounts receivable	792	770
Unbilled revenues	504	496
Fuel, materials and supplies	332	303
Current price risk management assets	147	109
Other current assets	177	133
Property, Plant and Equipment
Regulated utility plant	42,709	39,734
Less: Accumulated depreciation - regulated utility plant	8,055	7,310
Regulated utility plant, net	34,654	32,424
Non-regulated property, plant and equipment	357	355
Less: Accumulated depreciation - non-regulated property, plant and equipment	109	101
Non-regulated property, plant and equipment, net	248	254
Construction work in progress	1,580	1,780
Property, Plant and Equipment, net	36,482	34,458
Noncurrent regulatory assets	1,492	1,673
Goodwill and other intangibles	3,940	3,878
Pension benefit asset	464	535
Noncurrent price risk management assets	149	228
Other noncurrent assets	386	192
Total Assets	$45,680	$43,396

Liabilities and Equity
Short-term debt	$1,151	$1,430
Long-term debt due within one year	1,172	530
Accounts payable	956	989
Other current liabilities	1,621	1,614
Long-term debt	20,721	20,069
Deferred income taxes and investment tax credits	3,212	2,922
Accrued pension obligations	587	771
Asset retirement obligations	212	264
Noncurrent regulatory liabilities	2,572	2,714
Other deferred credits and noncurrent liabilities	485	436
Common stock and additional paid-in capital	12,222	11,028
Earnings reinvested	5,127	4,593
Accumulated other comprehensive loss	(4,358)	(3,964)
Total Liabilities and Equity	$45,680	$43,396

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating Revenues	$1,954	$1,939	$7,769	$7,785

Operating Expenses
Operation
Fuel	153	190	709	799
Energy purchases	185	207	723	745
Other operation and maintenance	533	530	1,985	1,983
Depreciation	309	277	1,199	1,094
Taxes, other than income	81	78	313	312
Total Operating Expenses	1,261	1,282	4,929	4,933

Operating Income	693	657	2,840	2,852

Other Income (Expense) - net	—	99	309	396

Interest Expense	248	245	994	963

Income Before Income Taxes	445	511	2,155	2,285

Income Taxes	81	96	409	458

Net Income	$364	$415	$1,746	$1,827

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.49	$0.57	$2.39	$2.59
Diluted	$0.48	$0.57	$2.37	$2.58

Weighted-Average Shares of Common Stock Outstanding (in thousands):
Basic	748,745	720,234	728,512	704,439
Diluted	754,762	727,387	736,754	708,619

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2019	2018	2017
Cash Flows from Operating Activities
Net income	$1,746	$1,827	$1,128
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,199	1,094	1,008
Amortization	81	78	97
Defined benefit plans - (income)	(263)	(192)	(95)
Deferred income taxes and investment tax credits	309	355	707
Unrealized (gains) losses on derivatives, and other hedging activities	73	(186)	178
Other	14	23	29
Change in current assets and current liabilities
Accounts receivable	4	28	(33)
Accounts payable	(77)	78	(10)
Unbilled revenues	(5)	41	(48)
Regulatory assets and liabilities, net	(88)	13	(12)
Other current liabilities	(73)	(22)	6
Other	(59)	15	51
Other operating activities
Defined benefit plans - funding	(350)	(361)	(565)
Proceeds from transfer of excess benefit plan funds	—	65	—
Other	(84)	(35)	20
Net cash provided by operating activities	2,427	2,821	2,461
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,083)	(3,238)	(3,133)
Purchase of investments	(55)	(65)	—
Proceeds from sale of investments	69	6	—
Other investing activities	(11)	(64)	(28)
Net cash used in investing activities	(3,080)	(3,361)	(3,161)
Cash Flows from Financing Activities
Issuance of long-term debt	1,465	1,059	1,515
Retirement of long-term debt	(300)	(277)	(168)
Issuance of common stock	1,167	698	453
Payment of common stock dividends	(1,192)	(1,133)	(1,072)
Net increase (decrease) in short-term debt	(278)	363	115
Other financing activities	(26)	(20)	(19)
Net cash provided by financing activities	836	690	824
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	10	(18)	15
Net Increase in Cash, Cash Equivalents and Restricted Cash	193	132	139
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	643	511	372
Cash, Cash Equivalents and Restricted Cash at End of Period	$836	$643	$511

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest - net of amount capitalized	$905	$910	$845
Income taxes - net	$93	$127	$65
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$340	$345	$360
Accrued expenditures for intangible assets at December 31,	$79	$64	$68

Key Indicators (Unaudited)

	12 Months Ended December 31,
Financial:	2019	2018

Dividends declared per share of common stock	$1.65	$1.64
Book value per share (1)(2)	$16.93	$16.18
Market price per share (1)	$35.88	$28.33
Dividend yield	4.6%	5.8%
Dividend payout ratio (3)	69.6%	63.6%
Dividend payout ratio - earnings from ongoing operations (3)(4)	67.3%	68.3%
Return on common equity	14.3%	16.1%
Return on common equity - earnings from ongoing operations (4)	14.8%	15.0%
Spot rate of U.S. Dollar per British pound sterling for Balance Sheet translation (5)	$1.29	$1.28
Average rate of U.S. Dollar per British pound sterling for Statement of Income translation (6)	$1.32	$1.31

(1)	End of period.

(2)	Based on 767,233 and 720,323 shares of common stock outstanding (in thousands) at December 31, 2019, and December 31, 2018.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of November 30, 2019, and November 30, 2018, as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Percent			Percent
(GWh)	2019	2018	Change	2019	2018	Change

PA Regulated Segment
Retail Delivered	9,094	9,309	(2.3)%	37,024	37,497	(1.3)%

KY Regulated Segment
Retail Delivered	7,028	7,401	(5.0)%	30,214	31,189	(3.1)%
Wholesale (1)	171	578	(70.4)%	1,154	2,461	(53.1)%
Total	7,199	7,979	(9.8)%	31,368	33,650	(6.8)%
				—
Total U.S.	16,293	17,288	(5.8)%	68,392	71,147	(3.9)%

U.K. Regulated Segment
Delivered	18,096	18,565	(2.5)%	72,061	74,181	(2.9)%

(1)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$193	$72	$125	$(26)	$364
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $17	(66)	—	—	—	(66)
Talen litigation costs, net of tax of $0	—	—	—	(1)	(1)
Total Special Items	(66)	—	—	(1)	(67)
Earnings from Ongoing Operations	$259	$72	$125	$(25)	$431

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.26	$0.10	$0.16	$(0.04)	$0.48
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.09)	—	—	—	(0.09)
Total Special Items	(0.09)	—	—	—	(0.09)
Earnings from Ongoing Operations	$0.35	$0.10	$0.16	$(0.04)	$0.57

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$977	$436	$458	$(125)	$1,746
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $13	(51)	—	—	—	(51)
Talen litigation costs, net of tax of $1	—	—	—	(5)	(5)
Other, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	(55)	—	—	(5)	(60)
Earnings from Ongoing Operations	$1,032	$436	$458	$(120)	$1,806

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.33	$0.59	$0.62	$(0.17)	$2.37
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.06)	—	—	—	(0.06)
Talen litigation costs	—	—	—	(0.01)	(0.01)
Other	(0.01)	—	—	—	(0.01)
Total Special Items	(0.07)	—	—	(0.01)	(0.08)
Earnings from Ongoing Operations	$1.40	$0.59	$0.62	$(0.16)	$2.45

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$278	$79	$96	$(38)	$415
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($12)	45	—	—	—	45
Talen litigation costs, net of tax of $2	—	—	—	(7)	(7)
Death benefit, net of tax of $1	(5)	—	—	—	(5)
Total Special Items	40	—	—	(7)	33
Earnings from Ongoing Operations	$238	$79	$96	$(31)	$382

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.38	$0.11	$0.13	$(0.05)	$0.57
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.07	—	—	—	0.07
Talen litigation costs	—	—	—	(0.01)	(0.01)
Death benefit	(0.01)	—	—	—	(0.01)
Total Special Items	0.06	—	—	(0.01)	0.05
Earnings from Ongoing Operations	$0.32	$0.11	$0.13	$(0.04)	$0.52

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,114	$411	$431	$(129)	$1,827
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($39)	148	—	—	—	148
U.S. tax reform	3	2	—	(5)	—
Kentucky state tax reform	—	(9)	—	—	(9)
IT transformation, net of tax of $2	—	—	(5)	—	(5)
Talen litigation costs, net of tax of $2	—	—	—	(7)	(7)
Death benefit, net of tax of $1	(5)	—	—	—	(5)
Total Special Items	146	(7)	(5)	(12)	122
Earnings from Ongoing Operations	$968	$418	$436	$(117)	$1,705

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.57	$0.58	$0.61	$(0.18)	$2.58
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.21	—	—	—	0.21
U.S. tax reform	0.01	—	—	—	0.01
Kentucky state tax reform	—	(0.01)	—	—	(0.01)
IT transformation	—	—	(0.01)	—	(0.01)
Talen litigation costs	—	—	—	(0.01)	(0.01)
Death benefit	(0.01)	—	—	—	(0.01)
Total Special Items	0.21	(0.01)	(0.01)	(0.01)	0.18
Earnings from Ongoing Operations	$1.36	$0.59	$0.62	$(0.17)	$2.40